Exhibit 99.1

Verso Paper Corp. Reports Strong Results for the Third Quarter of 2008

MEMPHIS, Tenn.--(BUSINESS WIRE)--November 7, 2008--Verso Paper Corp. (NYSE: VRS):

  Produces net income of $18.5 million, or $0.36 per share, compared to net loss of $25.8 million, or $0.68 per share, in the third quarter of 2007
  Adjusted EBITDA increases 55% to $81.4 million for the third quarter of 2008
  Declares quarterly dividend of $0.03 per share

Verso Paper Corp. (NYSE: VRS) today reported financial results for the three months and nine months ended September 30, 2008. Highlights for the third quarter include:

  Net sales of $485.4 million in the third quarter of 2008 compared to $450.6 million during the prior-year period.
  Operating income of $46.2 million in the third quarter of 2008 compared to $10.5 million for the same period in 2007.
  Net income of $18.5 million, or $0.36 per share, for the third quarter of 2008 compared to net loss of $25.8 million, or $0.68 per share, for the third quarter of 2007.
  Adjusted EBITDA of $81.4 million for the third quarter of 2008, compared to $52.6 million for the third quarter of 2007. Adjusted EBITDA of $271.0 million for the twelve months ended September 30, 2008. (Note: Adjusted EBITDA is a non-GAAP financial measure and is defined and reconciled to net income later in this release).

Overview

“Our third quarter 2008 results reflect significant improvement with operating income of $46.2 million compared to $10.4 million for the same period last year,” said Mike Jackson, President and CEO of Verso. “The growth in net sales was driven by a 20% increase in average sales prices compared with the third quarter of last year, partially offset by a 10% decline in sales volume. This decline in volume reflected lower coated paper demand in a difficult economic environment, compared to unusually strong demand in the third quarter of last year. In response, and consistent with our commitment to balance demand for our products with our production, Verso took 13,000 tons of downtime in the third quarter. As previously announced, we intend to take an additional 80,000 tons of downtime during the fourth quarter.

“We generated significant margin improvement on a comparable-quarter basis through higher paper prices, our proactive production management and improved operating efficiencies during the quarter. Our gross margin improved to 20.5% in the third quarter of 2008 from 14.2% last year despite significantly increased input prices for our key direct expenses.

“Our third quarter results provide further evidence that, despite conditions in the credit markets and the national economy, Verso has ample liquidity and is well positioned to fund its operations and anticipated growth. During the third quarter, increased working capital needs were funded primarily with cash flow from operations. For the fourth quarter, our anticipated capital expenditures are relatively modest and our cash flows will continue to benefit from Verso’s favorable tax attributes. In addition, at the end of the third quarter, we had $167 million available on our revolving credit facility after deducting $33 million in issued standby letters of credit. This credit facility does not mature for nearly four years, and all our other debt instruments mature in 2013 or later.”

Mr. Jackson concluded, “The third quarter results demonstrated the value we can create in a challenging economic environment by maintaining our disciplined approach to balancing our supply and demand and to managing our cost structure and financial position. We expect favorable pricing in the fourth quarter and continued historically high costs for key input items, although cost trends for certain of these items began to improve late in the third quarter and are expected to continue to ease in the fourth quarter. We will continue to monitor demand carefully and to take decisive action to preserve and strengthen our ability to achieve our objectives for long-term growth in earnings and stockholder value.”

For the first nine months of 2008, Verso reported a net loss of $29.3 million, or $0.56 per share, which included $43.3 million of charges ($0.83 per share) primarily related to the Company’s initial public offering and the acquisition of its business from International Paper Company in 2006 (the “Acquisition”). Verso had a net loss of $103.4 million, or $2.72 per share, for the same period in 2007, which included $16.5 million of restructuring costs ($0.43 per share) related to the Acquisition. Net sales increased 17.6% to $1,390.9 million for the nine months ended September 30, 2008, compared to $1,183.0 million for the comparable period in 2007. Operating income was $66.3 million for the nine months ended September 30, 2008, compared to $1.9 million for the prior-year period.

Board Declares Dividend

Verso also announced today that its board of directors has declared a quarterly cash dividend of $0.03 per share. The dividend is payable on November 25, 2008, to stockholders of record as of the close of business on November 18, 2008.

Summary Results

Results of Operations – Comparison of the Third Quarter of 2008 to the Third Quarter of 2007

	Three Months	Three Months
	Ended	Ended
	September 30,	September 30,
(In thousands of U.S. dollars)	2008	2007
Net sales	$485,423	$450,548
Costs and expenses:
Cost of products sold - exclusive of depreciation and amortization	386,042	386,717
Depreciation and amortization	33,769	31,027
Selling, general and administrative expenses	18,285	18,136
Restructuring and other charges	1,117	4,240
Operating income	46,210	10,428

Interest income	(126)	(238)
Interest expense	27,772	36,463
Net income (loss)	$18,564	$(25,797)

Net Sales. Net sales for the third quarter of 2008 increased 7.7% to $485.4 million from $450.6 million in the third quarter of 2007. The improvement was the result of a 20.1% increase in average sales prices, while sales volume decreased 10.3% from the third quarter of 2007 reflecting lower coated paper demand in a difficult economic environment compared to unusually strong demand last year.

Net sales for our coated and supercalendered papers segment increased 6.5% to $432.6 million in the third quarter of 2008 from $406.2 million in the third quarter of 2007. The increase reflects a 22.0% increase in average paper sales prices and a 12.7% decrease in paper sales volumes for the third quarter of 2008 compared to the same period last year.

Net sales for our market pulp segment increased 17.4% to $41.0 million in the third quarter of 2008 from $35.0 million for the same period in 2007. This increase was due to a 12.1% increase in average sales prices combined with a 4.7% increase in sales volume compared to the third quarter of 2007.

Net sales for our other segment increased 26.0% to $11.8 million in the third quarter of 2008 from $9.4 million in the third quarter of 2007. The improvement reflects a 14.2% increase in average sales prices and a 10.3% increase in sales volume compared to the third quarter of 2007.

Cost of sales. Although sales volume decreased 10.3% in the third quarter of 2008, cost of sales remained relatively flat at $419.8 million, compared to $417.8 million in the third quarter of 2007, primarily driven by higher input costs. Our gross margin, excluding depreciation and amortization, was 20.5% for the third quarter of 2008, compared to 14.2% for the third quarter of 2007. This increase reflects the higher average sales prices during the third quarter of 2008. Depreciation and amortization expense was $33.8 million in the third quarter of 2008, compared to $31.1 million in the third quarter of 2007.

Interest expense. Interest expense for the third quarter of 2008 was $27.8 million compared to $36.5 million for the same period in 2007. The decline in interest expense was due to a reduction in aggregate indebtedness and lower interest rates on floating rate debt compared to 2007.

Results of Operations – Comparison of the First Nine Months of 2008 to the First Nine Months of 2007

	Nine Months	Nine Months
	Ended	Ended
	September 30,	September 30,
(In thousands of U.S. dollars)	2008	2007
Net sales	$1,390,932	$1,182,956
Costs and expenses:
Cost of products sold - exclusive of depreciation and amortization	1,138,622	1,035,906
Depreciation and amortization	100,656	90,666
Selling, general and administrative expenses	58,838	38,056
Restructuring and other charges	26,553	16,483
Operating income	66,263	1,845

Interest income	(458)	(1,333)
Interest expense	95,984	106,594
Net loss	$(29,263)	$(103,416)

Net Sales. Net sales for the nine months ended September 30, 2008, increased 17.6% to $1,390.9 million from $1,183.0 million for the nine months ended September 30, 2007. The improvement primarily reflects a 17.2% increase in average sales price while sales volume remained relatively flat for the nine months ended September 30, 2008, compared to the nine months ended September 30, 2007.

Net sales for our papers segment increased 18.4% to $1,239.8 million for the nine months ended September 30, 2008, from $1,047.1 million for the nine months ended September 30, 2007. The increase was primarily due to higher paper sales prices, which increased 17.6% for the nine months ended September 30, 2008, compared to the nine months ended September 30, 2007. Paper sales volumes increased 0.7% over the comparable period.

Net sales for our market pulp segment increased 10.4% to $118.9 million for the nine months ended September 30, 2008, compared to $107.7 million for the nine months ended September 30, 2007. The increase was due to a 12.6% increase in average sales price, which was partially offset by a 1.9% decrease in sales volume.

Net sales for our other segment increased 14.3% to $32.2 million for the nine months ended September 30, 2008, compared to $28.2 million for the nine months ended September 30, 2007. The increase was primarily due to a 13.2% increase in sales price for the nine months ended September 30, 2008, compared to the nine months ended September 30, 2007. Sales volumes increased 0.9% over the comparable period.

Cost of sales. Cost of sales for the nine months ended September 30, 2008, was $1,239.3 million compared to $1,126.6 million for the nine months ended September 30, 2007, an increase of 10.0%, driven by higher input costs. Our gross margin, excluding depreciation and amortization, was 18.1% for the nine months ended September 30, 2008, compared to 12.4% for the same period in 2007. This increase reflects the higher average sales prices for the nine months ended September 30, 2008. Depreciation and amortization expense for the nine months ended September 30, 2008, was $100.7 million compared to $90.7 million for the nine months ended September 30, 2007.

Interest expense. Interest expense for the first nine months of 2008 was $96.0 million compared to $106.6 million for the same period in 2007. On May 20, 2008, $148 million of principal outstanding on long-term debt was repaid with a portion of the proceeds from our initial public offering. Included in 2008 interest expense is a $1.4 million prepayment penalty and $3.6 million from the write-off of debt issuance costs related to the repaid debt. The net decrease in interest expense was due to the reduction in aggregate indebtedness and lower interest rates on floating rate debt compared to 2007.

Reconciliation of Net Income to Adjusted EBITDA

Certain covenants contained in the credit agreement governing our subsidiaries’ senior secured credit facilities and the indentures governing their outstanding notes (i) require the maintenance of a total net first lien secured debt to Adjusted EBITDA (as defined below) ratio and (ii) restrict our ability to take certain actions such as incurring additional debt or making acquisitions if we are unable to meet defined Adjusted EBITDA to Fixed Charges (as defined below) and net senior secured debt to Adjusted EBITDA ratios. The most restrictive of these covenants, the covenants to incur additional indebtedness and the ability to make future acquisitions, require an Adjusted EBITDA to Fixed Charges ratio (measured on a trailing four-quarter basis) of 2.0 : 1.0. Although we do not expect to violate any of the provisions in the agreements governing our outstanding indebtedness, these covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions.

Fixed Charges, or cash interest expense, represents interest expense excluding the amortization or write-off of deferred financing costs. EBITDA consists of earnings before interest, taxes depreciation and amortization. EBITDA is a measure commonly used in our industry and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items and other pro forma adjustments permitted in calculating covenant compliance in the indentures governing our notes to test the permissibility of certain types of transactions. We believe that the inclusion of the supplemental adjustments applied in calculating Adjusted EBITDA is appropriate to provide additional information to investors to demonstrate our compliance with our financial covenants and assess our ability to incur additional indebtedness in the future. We also believe that Adjusted EBITDA is a useful liquidity measurement tool for assessing our ability to meet our future debt service, capital expenditures and working capital requirements.

However, EBITDA and Adjusted EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA or Adjusted EBITDA as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of our cash flows or as a measure of liquidity.

The following table reconciles net income to EBITDA and Adjusted EBITDA for the periods presented.

	Three Months	Nine Months	Year	Three Months	Nine Months	Twelve Months
	Ended	Ended	Ended	Ended	Ended	Ended
	September 30,	September 30,	December 31,	September 30,	September 30,	September 30,
(in millions of U.S. dollars)	2007	2007	2007	2008	2008	2008
Net income (loss)	$(25.8)	$(103.4)	($111.5)	$18.5	$(29.3)	$(37.4)
Interest expense, net	36.3	105.3	141.5	27.7	95.6	131.8
Depreciation and amortization	31.1	90.7	123.2	33.8	100.7	133.2
EBITDA	$41.6	$92.6	$153.2	$80.0	$167.0	$227.6
Adjustments to EBITDA
Restructuring, severance and other (1)	4.2	16.5	19.4	1.1	26.5	29.4
Non-cash compensation/benefits (2)	-	0.5	0.6	0.1	11.1	11.2
Other items, net (3)	6.8	6.9	8.0	0.2	1.7	2.8
Adjusted EBITDA	$52.6	$116.5	$181.2	$81.4	$206.3	$271.0

As adjusted cash interest expense (4)						$111.9
Adjusted EBITDA to cash interest expense						2.4

(1)	Includes restructuring and severance as per our financial statements. Restructuring includes transition and other non-recurring costs associated with the Acquisition.
(2)	Represents amortization of non-cash incentive compensation.
(3)	Represents earnings adjustments for legal and consulting fees, and other miscellaneous non-recurring items.
(4)	As adjusted cash interest expense reflects a decrease in proforma cash interest expense for the twelve months ended September 30, 2008 equal to $11.4 million as a result of the repayment of $138.0 million of the senior unsecured term loan facility of our subsidiary, Verso Paper Finance Holdings LLC, and the repayment of the outstanding $4.1 million under the revolving credit facility and $10.0 million senior secured term loan of our subsidiary, Verso Fiber Farm LLC, as if the repayment were consummated on October 1, 2007. Cash interest expense represents gross interest expense related to the debt, excluding amortization of debt issuance costs.

Note: To construct financials for the twelve months ended September 30, 2008, amounts have been calculated by subtracting the data for the nine months ended September 30, 2007, from the data for the year ended December 31, 2007, and then adding the nine months ended September 30, 2008.

Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, Verso’s management may from time to time make oral forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar expressions. The forward-looking statements reflect our current views with respect to future events and are based on our currently available financial, economic and competitive data and on current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, economic factors such as an interruption in the supply of or increased pricing of raw materials, competitive factors such as pricing actions by our competitors that could affect our operating margins, and regulatory factors such as changes in governmental regulations involving our products that lead to environmental and legal matters.

About Verso

Based in Memphis, Tennessee, Verso Paper Corp. is a leading North American producer of coated papers, including coated groundwood and coated freesheet, and supercalendered and specialty products. Verso’s paper products are used primarily in media and marketing applications, including magazines, catalogs and commercial printing applications such as high-end advertising brochures, annual reports and direct-mail advertising. Additional information about Verso is available on the Company’s Web site at www.versopaper.com. References to “Verso” or the “Company” mean Verso Paper Corp. and its consolidated subsidiaries unless otherwise expressly noted.

Conference Call

Verso will host a conference call today at 9:00 a.m. (Eastern Time) to discuss third quarter results. Analysts and investors may participate in the live conference call by dialing 913-312-6686 or, within the U.S. and Canada only, 800-432-7890, access code 3453847. To register, please dial in 10 minutes before the conference call begins. The conference call and presentation materials, as well as this release and the third quarter results, will be made available on Verso’s web site at www.versopaper.com by clicking on the Investor Relations Overview link or at www.videonewswire.com/event.asp?id=52296.

A telephonic replay of the conference call can be accessed at 719-457-0820 or, within the U.S. and Canada only, 888-203-1112, access code 3453847. This replay will be available starting today at 12:00 p.m. (Eastern Time) and will remain available until 12:00 p.m. (Eastern Time) on November 21, 2008. The replay will also be available on Verso’s web site for 90 days.

CONTACT:
Verso Paper Corp.
Robert P. Mundy, 901-369-4128
Senior Vice President and
Chief Financial Officer
robert.mundy@versopaper.com
www.versopaper.com